Exhibit 99.1

Key3Media Receives Court Approval of DIP Financing

LOS ANGELES, CA, February 5, 2003 – Key3Media Group, Inc. (OTCBB: KMED), the world’s leading producer of information technology tradeshows and conferences, today announced that the United States Bankruptcy Court for the District of Delaware has granted the Company’s request for interim approval to utilize the initial $12.5 million of the $30 million debtor-in-possession (DIP) financing to be provided by Thomas Weisel Capital Partners. A hearing has been scheduled for March 7, 2003 for final approval.

              On February 3, 2003, Key3Media announced a plan of reorganization, backed by investment funds managed by Thomas Weisel Capital Partners, that would enable the Company to hold all scheduled tradeshows and conferences without interruption. Under the plan, Key3Media will reduce its total debt by 87% from approximately $372 million to $50 million.

Forward Looking Statements

Certain matters discussed in this release are “forward-looking statements,” including statements about Key3Media’s future results, plans and goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these statements by looking for words like “will”, “may”, “believes”, “expects”, “anticipates”, “plans” and “estimates” and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Key3Media’s actual results to differ materially from those expressed or implied in this release. These include, but are not limited to, economic conditions generally and in the information technology industry in particular; the timing of Key3Media’s events and their popularity with exhibitors, sponsors and attendees; technological changes and developments; intellectual property rights; competition; capital expenditures; and factors impacting Key3Media’s international operations. In addition, the IT industry has experienced a significant downturn since the middle of 2001 and the terrorist attacks on September 11, 2001 have adversely affected the economy generally and significantly decreased air travel in particular. All of these factors and developments have and will continue to adversely affect participation and attendance at Key3Media’s events, although the Company is not able to quantify or reliably estimate the future impact that these matters may have on its businesses, results of operations or financial condition. The sections entitled “Item 1. Business — Certain Factors That May Affect our Businesses” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended December 31, 2001 filed by Key3Media with the SEC contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Key3Media’s forward-looking statements and/or adversely affect its business, results of operations and financial position. These statements and discussions, as well as any others contained in Key3Media’s other SEC public filings, are incorporated herein by reference. Key3Media does not plan to update any forward-looking statements.